EX-21

                   CENCOR, INC. AND SUBSIDIARIES

                   SUBSIDIARIES OF THE REGISTRANT





Century Acceptance Corporation, 100% owned
The Company is in the process of dissolving Century's subsidiaries. Although the following subsidiaries were inactive during 1996, they remain incorporated at December 31, 1996:



	Name							                               State of Incorporation

Century Finance Company of Colorado               Colorado
Century Finance Company of Missouri               Missouri
Century Finance Company of Omaha, Inc             Nebraska
Century Finance Company of Oklahoma, Inc.         Oklahoma
Century Finance Company of Tennessee              Tennessee
Century Acceptance Corporation of Texas           Texas
Century Finance Company of Utah                   Utah